Exhibit 4.12

CONFIDENTIAL EXECUTION VERSION

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST

FOR CONFIDENTIAL TREATMENT.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

GENENTECH, INC.

AND

NOVOGEN LTD.

AS OF OCTOBER 25, 2016

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		I

1.1	“ACCOUNTING STANDARD”	1
1.2	“AFFILIATE”	1
1.3	“ALLIANCE MANAGER”	1
1.4	“APPLICABLE LAWS”	1
1.5	“BUSINESS DAY(S)”	2
1.6	“COMMERCIALLY REASONABLE EFFORTS”	2
1.7	“CONFIDENTIAL INFORMATION”	2
1.8	“CONTROL(S)” OR “CONTROLLED”	2
1.9	“COVERS” OR “COVERED BY”	2
1.10	“DEVELOPMENT REPORTS”	2
1.11	“DISPUTE”	2
1.12	“EMA”	2
1.13	“EXPLOIT”	2
1.14	“FDA”	3
1.15	“FIELD”	3
1.16	“FILING” OR “FILED”	3
1.17	“FIRST COMMERCIAL SALE”	3
1.18	“GENENTECH COMPOUND”	3
1.19	“GENENTECH COMPOUND KNOW-HOW”	3
1.20	“GENENTECH CONFIDENTIAL INFORMATION”	3
1.21	“GENENTECH KNOW-HOW”	3
1.22	“INTELLECTUAL PROPERTY RIGHTS”	3
1.23	“KEY MARKET”	3
1.24	“LICENSED IP”	3
1.25	“LICENSED KNOW-HOW”	3
1.26	“LICENSED PATENT RIGHTS”	4
1.27	“LICENSED PRODUCES)”	4
1.28	“LOSSES”	4
1.29	“MARKETING APPROVAL”	4
1.30	“MILESTONE EVENT”	4
1.31	“NET SALES”	4
1.32	“NOVOGEN CONFIDENTIAL INFORMATION”	4
1.33	“NOVOGEN MARKS”	4
1.34	“PATENT(S)”	4
1.35	“PATENT RIGHTS”	4
1.36	“PERSON”	4
1.37	“REGULATORY AUTHORITY”	4
1.38	“RIGHT OF REFERENCE”	5
1.39	“SUBLICENSEE”	5
1.40	“TERRITORY”	5
1.41	“THIRD PARTY”	5

Confidential material omitted and filed separately with the Commission.

i

CONFIDENTIAL EXECUTION VERSION

1.42	“Technology Transfer Plan”	5
1.43	“TECHNOLOGY TRANSFER TERM”	5
1.44	“TERM”	5
1.45	“UNITED STATES”	5
1.46	“VALID CLAIM PRODUCT”	5
1.47	“VALID PATENT CLAIM”	5

ARTICLE 2 RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS		5

2.1	EXCLUSIVE NOVOGEN RIGHT	5
2.2	NOVOGEN DILIGENCE	5
2.3	RIGHT OF REFERENCE	6
2.4	TECHNOLOGY TRANSFER	6
2.5	ALLIANCE MANAGEMENT	6
2.6	MANUFACTURING AND SUPPLY	7
2.7	GOVERNANCE	7

ARTICLE 3 LICENSE GRANTS		7

3.1	NOVOGEN PATENT LICENSE	7
3.2	NOVOGEN GENENTECH KNOW-HOW LICENSE	7
3.3	NOVOGEN GENETECH COMPOUND KNOW-HOW LICENSE	7
3.4	GENENTECH NON-EXCLUSIVE LICENSE	7
3.5	No IMPLIED LICENSES	7
3.6	SUBLICENSE RIGHT	8

ARTICLE 4 PAYMENTS BY NOVOGEN TO GENENTECH		8

4.1	UP-FRONT PAYMENT	8
4.2	MILESTONE PAYMENT FOR LICENSED PRODUCT	8
4.3	SINGLE MILESTONE PAYMENT	9
4.4	ROYALTIES FOR VALID CLAIM PRODUCTS	9
4.5	KNOW-HOW ROYALTIES FOR NON-VAUD CLAIM PRODUCTS	9
4.6	DUPLICATIONS	10
4.7	ROYALTY REDUCTION	10
4.8	TIMING OF ROYALTY PAYMENTS	10
4.9	No DEDUCTIONS FROM PAYMENTS	10
4.10	SINGLE ROYALTY	10
4.11	ROYALTY TERM	10
4.12	CONTINUED LICENSE	11

ARTICLE 5 REPORTS, AUDITS, AND FINANCIAL TERMS		11

5.1	NET SALES DEFINITION	11
5.2	REPORTS	12
5.3	ADDITIONAL FINANCIAL TERMS	12
5.4	ACCOUNTS AND AUDIT	13

ARTICLE 6 INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT		14

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

6.1	PROSECUTION, MAINTENANCE AND ENFORCEMENT	14
6.2	TRADEMARKS	15
6.3	CHALLENGE TO LICENSED PATENT RIGHTS LICENSED BY NOVOGEN	15

ARTICLE 7 TERM AND TERMINATION		15

7.1	TERM	15
7.2	TERMINATION	15
7.3	EFFECT OF TERMINATION OR EXPIRATION	16
7.4	ONGOING OBLIGATIONS	17
7.5	SURVIVAL	17

ARTICLE 8 REPRESENTATIONS AND WARRANTIES		17

8.1	GENENTECH REPRESENTATIONS	17
8.2	NOVOGEN REPRESENTATIONS	18
8.3	EXCLUSIONS	18
8.4	DISCLAIMER	19

ARTICLE 9 INDEMNIFICATION		19

9.1	INDEMNIFICATION BY NOVOGEN	19
9.2	INDEMNIFICATION BY GENENTECH	19
9.3	PROCEDURE	20
9.4	INSURANCE	20
9.5	LIMITATION ON DAMAGES	21

ARTICLE 10 CONFIDENTIALITY		21

10.1	CONFIDENTIAL INFORMATION	21
10.2	EXCEPTIONS	21
10.3	DISCLOSURES AND PUBLIC ANNOUNCEMENTS	22
10.4	TERMINATION	23
10.5	PRIOR AGREEMENTS	23
10.6	PUBLICATION	23

ARTICLE 11 DISPUTE RESOLUTION		23

11.1	INTERNAL RESOLUTION	23
11.2	ARBITRATION	24
11.3	SUBJECT MATTER EXCLUSIONS	25

ARTICLE 12 MISCELLANEOUS		25

12.1	ASSIGNMENT AND DELEGATION	25
12.2	ENTIRE AGREEMENT	25
12.3	AMENDMENTS	26
12.4	APPLICABLE LAW	26
12.5	FORCE MAJEURE	26
12.6	SEVERABILITY	26
12.7	NOTICES	27
12.8	USE OF NAMES	27

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

12.9	INDEPENDENT CONTRACTOR	28
12.10	WAIVER	28
12.11	INTERPRETATION	28
12.12	COUNTERPARTS	28

EXHIBITS

Exhibit A	Licensed Patent Rights

Exhibit B	GDC-0084 Structure

Exhibit C	Technology Transfer Plan

Exhibt D	Novogen Clinical Study Design

Exhibt E	Press Release

Exhibit F	Proposed Publications

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made and entered into as of the 25th day of October, 2016 (the “Effective Date”) by and between Novogen Limited, ACN 063 259 754, a corporation with a principal place of business at Suite 502, Level 5, 20 George Street, Hornsby, NSW 2077, Australia (“Novogen”) and Genentech, Inc., a Delaware corporation, with offices located at 1 DNA Way, South San Francisco, CA 94080 (“Genentech”). Novogen and Genentech are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Genentech possesses certain expertise and technologies related to proprietary small molecule compounds which bind to and inhibit the Pi3K pathway;

WHEREAS, Novogen is a biotechnology company with expertise and capability in developing human therapeutics; and

WHEREAS, Genentech and Novogen wish to enter into an exclusive licensing arrangement whereby Novogen will have exclusive rights to research, develop and commercialize a certain Genentech compound in exchange for upfront, milestone and royalty payments.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accounting Standard” means the International Financial Reporting Standards or the United States generally accepted accounting principles, actually in use by Novogen and consistently applied.

1.2 “Affiliate” means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof. Notwithstanding the foregoing, for purposes of this Agreement, Chugai Pharmaceutical Co., Ltd (for purposes of this definition, “Chugai”) and Foundation Medicine, Inc. (for purposes of this definition, “FMI”). and all business entities controlled by Chugai or FMI, shall not be considered Genentech Affiliates, unless and until Genentech elects to include one or more of such business entities as a Genentech Affiliate, by providing written notice to Novogen of such election.

1.3 “Alliance Manager” has the meaning set forth in Section 2.5.1.

1.4 “Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any government or regulatory authority, or court, of competent jurisdiction.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

1.5 “Business Dav(s)” means any day, other than a Saturday, Sunday or day on which commercial banks located in San Francisco are authorized or required by law or regulation to close.

1.6 “Commercially Reasonable Efforts” means, with respect to Research, development and commercialization of a product, Novogen’s use of those efforts and resources, consistent with the exercise of prudent scientific and business judgment, including taking into account the interests of Novogen’s shareholders, as are applied by Novogen to other pharmaceutical products of comparable commercial potential, stage of medical/scientific development, probability of technical success, technical and regulatory profile, market and data exclusivity and patent protection, in a particular geographic locale.

1.7 “Confidential Information” means (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, including any Licensed Know-How, whether prior to or during the Term and whether provided orally, electronically, visually, or in writing; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement. Confidential Information shall not include, to the extent a Party can demonstrate, through its contemporaneous written records, information and materials (a) known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement; (b) received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information; (c) independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party as evidenced by written records; and (d) released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.8 “Controls)” or “Controlled” means the possession by a Party, as of the Effective Date or during the Term, of (i) with respect to materials, data or information, physical possession or the right to such physical possession of those items, with the right to provide them to Third Parties or to the other Party; and (ii) with respect to Intellectual Property Rights, rights sufficient to grant the applicable license(s) or sublicense(s) under this Agreement, without violating the terms of any agreement with any Third Party or incurring any payment obligations to a Third Party.

1.9 “Covers” or “Covered by” or the like, with reference to a particular Licensed Product means that the making, using, selling, offering for sale, or importing of such Licensed Product would, but for ownership of, or a license granted under this Agreement to, the relevant Patent infringe a Valid Patent Claim within the Licensed Patent Rights in the country in which the activity occurs.

1.10 “Development Reports” has the meaning set forth in Section 2.7.

1.11 “Dispute” means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof.

1.12 “EMA” means the European Medicines Agency, or any successor thereto.

1.13 “Exploit” means (i) in relation to a product means making or having made, hiring, supplying, selling, importing or otherwise disposing of a product, using, or keeping it for the purpose of doing any of the foregoing; and (ii) in relation to a method or process means use of the method or process or doing any act mentioned in (i) in respect of a product.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

1.14 “FDA” means the U.S. Food and Drug Administration or corresponding governmental authority in another country, or any successor thereto.

1.15 “Field” means all uses.

1.16 “Filing” or “Filed” with respect to an application for Marketing Approval means that such application has been filed with the appropriate Regulatory Authority and, consistent with the current practices of the FDA or such other Regulatory Authority, such Regulatory Authority has made a determination that the application for Marketing Approval is sufficiently complete to permit a substantive review.

1.17 “First Commercial Sale” means, with respect to a particular Licensed Product in a given country, the first bona fide arm’s length commercial sale of such Licensed Product following Marketing Approval in such country by or under authority of Novogen or its Sublicensees to a Third Party; provided, however, that in any country which requires or may make available national reimbursement in certain circumstances, the first commercial sale shall be the sale following such national reimbursement.

1.18 “Genentech Compound” means GDC-0084 or any salt, polymorph, hydrate, solvate, or metabolite, as set forth on Exhibit B.

1.19 “Genentech Compound Know-How” means- any scientific or other technical information and material disclosed by Genentech to Novogen relating exclusively to the Genentech Compound, including chemical structures, information contained within draft publications, data, assays, protocols, methods, processes, techniques, designs and databases, including the information and materials listed on Exhibit C.

1.20 “Genentech Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Genentech to Novogen or its designees.

1.21 “Genentech Know-How” means all information and materials disclosed by Genentech to Novogen other than the Genentech Compound Know-How and the Licensed Patent Rights.

1.22 “Intellectual Property Rights” means those rights conferred by statute, at common law or in equity and wherever existing including: (i) patents, inventions, designs, copyright, trademarks, brand names, product names, domain names, rights in circuit layouts, know how, trade secrets and any other rights subsisting in the results of intellectual effort in any field, whether or not registered or capable of registration; (ii) any application or right to apply for registration of any of the foregoing; (iii) any registration of any of those rights or any registration of any application referred to in paragraph (ii); and (iii) all renewals, divisions and extensions of these rights.

1.23 “Key Market” means the following jurisdictions: United States, Canada, United Kingdom, European Union, Australia, China, Japan and South Korea.

1.24 “Licensed IP” means the Licensed Patent Rights and the Licensed Know-How.

1.25 “Licensed Know-How” means the Genentech Compound Know-How and the Genentech Know-How.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

1.26 “Licensed Patent Rights” means (i) Patents described in Exhibit A: (ii) any patent(s) issuing anywhere in the world from any application (including divisional, additions, continuations, continuations-in-part and renewals) that claims priority (directly or indirectly) to the patent or patent application of (i); (iii) any patents that are reissues, reexaminations, extensions, or foreign counterparts of any of the foregoing; and (iv) any application from which any of the foregoing patents issue; in all cases, only to the extent a patent or patent application under paragraph (i), (ii), (iii) or (iv) above (A) claims a Licensed Product, its manufacture (including materials and processes used in the manufacture of a Licensed Product) or its use and (B) is necessary to make, have made, use, sell, offer for sale and import the Genentech Compound.

1.27 “Licensed Productfs)” means any product incorporating or including the Genentech Compound.

1.28 “Losses” has the meaning set forth in Section 9.1.

1.29 “Marketing Approval” means all approvals, licenses, permits, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, export, transport, marketing and sale of Licensed Products in a country or regulatory jurisdiction.

1.30 “Milestone Event” means the milestone event set forth in Section 4.2.

1.31 “Net Sales” has the meaning set forth in Section 5.1.1

1.32 “Novogen Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Novogen to Genentech or Genentech’s designees.

1.33 “Novogen Marks” has the meaning set forth in Section 6.2.

1.34 “Patent(s)” means a patent or a patent application, including any divisions, additions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.35 “Patent Rights” has the meaning set forth in Section 6.3

1.36 “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.37 “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction of the world, involved in the granting of any approvals, licenses, permits, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, export, transport, marketing and sale of Licensed Products in a country or regulatory jurisdiction.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

1.38 “Right of Reference” means a written and signed statement by Genentech to the applicable Regulatory Authority that authorizes such Regulatory Authority to reference information submitted previously to such Regulatory Authority, including as described in 21 CFR § 312.23(b), or the equivalent authorization in a jurisdiction other than the United States.

1.39 “Sublicensee” means any Third Party which enters into an agreement with Novogen involving the grant to such Third Party of any rights under the licenses granted to Novogen under this Agreement.

1.40 “Territory” means the entire world.

1.41 “Third Party” means a Person that is not a Party.

1.42 “Technology Transfer Plan” means the plan attached as Exhibit C.

1.43 “Technology Transfer Term” means the period commencing on the Effective Date and expiring ninety (90) days following the Effective Date.

1.44 “Term” has the meaning set forth in Section 7.1.

1.45 “United States” means the United States of America, its territories and possessions as of the Effective Date, including the Commonwealth of Puerto Rico.

1.46 “Valid Claim Product” means a Licensed Product for which the sale, offer for sale, use, manufacture, or importation would infringe, but for the license granted by Genentech to Novogen, a Valid Patent Claim in the Licensed Patent Rights.

1.47 “Valid Patent Claim” means a claim of an issued and unexpired patent in the Licensed Patent Rights that has not been (i) disclaimed, (ii) dedicated to the public, (iii) abandoned or (iv) declared invalid, unenforceable or revoked by a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1	Exclusive Novogen Right.

Novogen has the sole right and responsibility for (including responsibility for all costs), and control over, all research, development, manufacturing and commercialization activities, including all regulatory activities, with respect to the Genentech Compound and the Licensed Products.

2.2	Novogen Diligence.

Novogen shall use Commercially Reasonable Efforts to research, develop, and commercialize at least one Licensed Product subject always to compliance with Applicable Laws and instructions or recommendations of any Regulatory Authority. For the avoidance of doubt, it is the intention of the Parties as at the date of this Agreement that such efforts will include conducting a clinical study of between one hundred and twenty (120) and one hundred fifty (150) patients, as described in Exhibit D. although the. Parties acknowledge and agree that such clinical study has not been approved by a Regulatory Authority and may be subject to change.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

2.3	Right of Reference.

Upon request, Genentech shall promptly provide to Novogen a Right of Reference to the extent necessary to allow Novogen to conduct any clinical studies or regulatory activities (including any submissions and filings with a Regulatory Authority) relating to the Genentech Compound.

2.4	Technology Transfer.

2.4.1. Genentech to transfer. During the Technology Transfer Term, Genentech shall transfer to Novogen the information and materials listed on the Technology Transfer Plan attached hereto as Exhibit C.

2.4.2. Appointment of Project Team Leader. During the Technology Transfer Term, Genentech shall appoint a suitably qualified and skilled project team leader (PTL) who shall serve as the single point of contact for Novogen. Such PTL, or his or her designee(s), shall be made available by telephone upon reasonable request and during normal Genentech business hours for no more than forty-eight (48) hours during the Technology Transfer Term. At Genentech’s sole discretion, following the Technology Transfer Term, if Novogen requests time from Genentech’s PTL in any particular month, Genentech shall have the right to charge Novogen at an hourly rate to be determined by Genentech. Genentech shall invoice Novogen for any such charges, and Novogen shall remit payment to Genentech within thirty (30) days of receipt of such invoice.

2.5	Alliance Management.

2.5.1. Establishment. Promptly following the Effective Date, each Party shall designate an appropriately qualified and skilled individual to act throughout the Term as the primary contact for such Party for the business relationship and for the resolution of nontechnical matters related to this Agreement (each, such Party’s “Alliance Manager”).

2.5.2. Responsibilities and Decision-making. The Alliance Managers shall facilitate the business interactions between the Parties and assist in the resolution of all issues not relating solely to the Technology Transfer in a timely manner.

2.5.3. Replacement. A Party may replace its Alliance Manager at any time by informing the other Party’s Alliance Manager in writing (including by email).

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

2.6	Manufacturing and Supply.

Novogen shall be responsible, at its sole cost and expense, for manufacturing Licensed Products for its clinical use and commercial sale, using due care and commercially sound approaches.

2.7	Governance.

Novogen shall provide to Genentech annual written reports due every twelve (12) months following the Effective Date summarizing Novogen’s research, development, manufacturing and commercialization activities for Licensed Products (“Development Reports”) in the time since the last such annual report was provided to Genentech. Novogen shall reasonably respond to any questions raised by Genentech in connection with such Development Reports.

ARTICLE 3

LICENSE GRANTS

3.1	Novogen Patent License.

Genentech hereby grants to Novogen an exclusive, sublicensable, license to the Licensed Patent Rights to make, have made, use, sell offer for sale, or import the Genentech Compound and Licensed Products in the Field in the Territory. .

3.2	Novogen Genentech Know-How License.

Genentech hereby grants to Novogen a non-exclusive, sublicensable, license to the Genentech Know-How to research, develop and commercialize the Genentech Compound and Licensed Products in the Field in the Territory including to Exploit the Genentech Know-How, Genentech Compound and Licensed Products in the Field in the Territory.

3.3	Novogen Genetech Compound Know-How License.

Genentech hereby grants to Novogen an exclusive, sublicensable, license to the Genentech Compound Know-How to research, develop and commercialize the Genentech Compound and Licensed Products in the. Field in the Territory including to Exploit the Genentech Compound Know-How, Genentech Compound and Licensed Products in the Field in the Territory.

3.4	Genentech Non-Exclusive License.

Novogen hereby grants back, to Genentech (and its Affiliates) a world-wide, fully-paid up, royalty-free, irrevocable, non-exclusive license under the Licensed IP to make, have made, and use the Genentech Compound and Licensed Products solely for research purposes (including the right to have any of the foregoing conducted by a Third Party on behalf of Genentech). For the avoidance of doubt, this license does not authorize Genentech to commercialize or sell any products containing the Genentech Compound or any Licensed Product.

3.5	No Implied Licenses.

The Parties acknowledge that the licenses granted under this Article 3 are limited to the scope expressly granted, and all other rights under all Patents, know-how and all other Intellectual Property Rights owned or Controlled by Genentech or Novogen are expressly reserved. Where a license granted by one Party to the other Party under this Article 3 is for a particular purpose or with respect to a particular product, the granting Party retains all of its rights with respect to those Intellectual Property Rights for those purposes not expressly licensed under this Agreement.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

3.6	Sublicense Right.

3.6.1. Subject to Section 3.8.2, Novogen may sublicense the rights under the licenses granted in this Agreement, and any rights under such sublicense may be further sublicensed to multiple tiers of sublicensees (each, a “Sublicense Agreement”). With respect to any Sublicense Agreement: (a) Novogen shall be responsible for the payment of all amounts provided for hereunder, regardless of whether the terms of any Sublicense Agreement provide for such amount to be paid by the Sublicensee directly to Genentech, (b) the Sublicensee shall agree in writing to be subject to, and bound by, terms and conditions substantially similar to the corresponding terms and conditions of this Agreement; and (c) Novogen shall remain responsible to Genentech for all acts performed by the Sublicensee pursuant to any such Sublicense Agreement and shall ensure compliance with the obligations of Sublicensee hereunder.

3.6.2. Prior to the commencement of a clinical study, Novogen may not sublicense the rights under the licenses granted in this Agreement without Genentech’s prior written approval, which shall not be unreasonably withheld.

ARTICLE 4

PAYMENTS BY NOVOGEN TO GENENTECH

4.1	Up-Front Payment.

In consideration for the access to Licensed IP under this Agreement as of the Effective Date, Novogen shall pay to Genentech within thirty (30) days following the Effective Date, a one-time, non-refundable, non-creditable, payment of five million dollars (U.S. $5,000,000).

4.2	Milestone Payment for Licensed Product.

With respect to the first Licensed Product, Novogen shall pay to Genentech XXXX within thirty (30) days of the First Commercial Sale of the Licensed Product in the first of the following jurisdictions: XXXX.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

4.3	Single Milestone Payment.

With respect to the Milestone Event, only one payment shall ever be due and payable with respect to the occurrence of the milestone. For the avoidance of doubt, a maximum of only one payment of XXXX will be made under Section 4.2. Such payment shall be non-refundable and shall not be creditable against any other amount due to Genentech pursuant to this Agreement.

4.4	Royalties for Valid Claim Products.

In consideration for the rights granted hereunder, in each calendar quarter during the Term in which Novogen, its Affiliates or a Sublicensee records Net Sales of Valid Claim Products, and subject to and in accordance with the terms and conditions of this Agreement, Novogen shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount equal to:

(a) XXXX of aggregate, annual worldwide Net Sales of Valid Claim Products for the portion of such sales up to or equal to the first XXXX and

(b) XXXX of aggregate, annual worldwide Net Sales of Valid Claim Products for the portion of such sales greater XXXX and up to or equal to XXXX and

(c) XXXX of aggregate, annual worldwide Net Sales of Valid Claim Products for the portion of such sales greater than XXXX

4.5	Know-How Royalties for Non-Valid Claim Products.

In consideration for the rights granted hereunder, in each calendar quarter during the Term in which Novogen, its Affiliates or a Sublicensee records Net Sales of Licensed Products not covered by a Valid Patent Claim, and subject to and in accordance with the terms and conditions of this Agreement, Novogen shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount equal to.

(a) XXXX of aggregate, annual worldwide Net Sales of Licensed Products not covered by a Valid Patent Claim for the portion of such sales up to or equal to the XXXX and

(b) XXXX of aggregate, annual worldwide Net Sales of Licensed Products not covered by a Valid Patent Claim for the portion of such sales greater than XXXX and up to or equal to XXXX and

(c) XXXX of aggregate, annual worldwide Net Sales of Licensed Products not covered by a Valid Patent Claim for the portion of such sales greater than XXXX

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

4.6	Duplications.

For the avoidance of doubt, during the Term, Novogen shall pay to Genentech a royalty with respect to each Licensed Product on a country-by-country basis either under Section 4.4 or Section 4.5. In no circumstances will Novogen be required to pay a royalty simultaneously pursuant to both Section 4.4 and Section 4.5 with respect to a particular Licensed Product in a particular country.

4.7	Royalty reduction.

In the event that Novogen, upon the advice of competent counsel properly qualified to provide the advice, requires and obtains a license under a Third Party Patent(s) where such composition of matter patent covers the Genentech Compound included in a Licensed Product(s), Novogen may reduce the amount otherwise payable by Novogen to Genentech under Section 4.4 in any calendar quarter with respect to such Licensed Product(s) XXXX of the amounts paid by Novogen to such Third Party in the same calendar quarter for the rights to such Third Party Patent(s); provided however, in no event shall the amount otherwise payable under Section 4.4 to Genentech with respect to such Licensed Product(s) be reduced by more than XXXX of what would otherwise be due on the sale of such Licensed Produces). For the avoidance of doubt, the amount by which any amount otherwise payable under Section 4.4 is reduced in accordance with this Section 4.7, will not itself be considered a royalty payment.

4.8	Timing of Royalty Payments.

All royalty payments due under this Article 4 shall be paid in quarterly installments and be paid within ninety (90) days following the end of each calendar quarter.

4.9	No Deductions from Payments.

Except for the royalty adjustments set forth in Section 4.7, and any withholding in accordance with Section 5.3.3, as between the Parties, Novogen is solely responsible for payment of any fee, royalty or other payment due to any Third Party in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product, and Novogen shall not have the right to offset any amounts paid to such Third Party, including fee, royalty or other payment, against any amount payable to Genentech hereunder.

4.10	Single Royalty.

Notwithstanding anything herein to the contrary, with respect to any Licensed Product only a single royalty payment shall be due and payable, regardless if such Licensed Product is Covered by more than one Valid Patent Claim.

4.11	Royalty Term.

The term of the royalty obligations set forth in this Article 4 shall begin on a country by country basis upon the First Commercial Sale of a Licensed Product and will continue on a Licensed Product-by-Licensed Product basis and on a country-by-country basis, until the later of (i) ten (10) years after the First Commercial Sale in a country or (ii) the date of expiration of the last Valid Patent Claim within the Licensed Patent Rights Covering the Licensed Product in a country, provided however that royalties will be due on all Licensed Product manufactured prior to such date of expiration or (iii) the date of expiration of regulatory or data exclusivity for such Licensed Product.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

4.12	Continued License.

4.12.1. At the end of each royalty term for a Licensed Product (as described in Section 4.11), Novogen will have a fully paid-up, perpetual, royalty free, irrevocable, transferrable license to all Licensed IP relating to such Licensed Product in the relevant country.

4.12.2. At the end of the Term, subject to Section 4.12.3, Novogen will have a fully paid-up, perpetual, royalty free, worldwide, irrevocable, transferrable license to the Licensed IP.

4.12.3. Novogen will not be entitled to the license in Section 4.12.2 where this Agreement is terminated for material breach of Novogen.

ARTICLE 5

REPORTS, AUDITS, AND FINANCIAL TERMS

5.1	Net Sales Definition.

5.1.1. “Net Sales” means the gross amounts invoiced for commercial sales of Licensed Products by Novogen, its Affiliates, and its Sublicensees (in final form for end use, but exclusive of inter-company transfers), less the following deductions from such invoiced amounts which are actually incurred or accrued:

5.1.1.1 sales deductions, including cash discounts, volume rebates, mandatory discounts, and normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;

5.1.1.2 amounts repaid or credited by reason of rejection, returns or recalls of goods, cash based incentives, rebates or bona fide price reductions determined by the party in good faith;

5.1.1.3 chargebacks and rebates, including those granted to managed health care organizations, hospitals, wholesalers, buying groups, retailers or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers.

5.1.1.4 excise taxes, indirect taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Licensed Products;

5.1.1.5 any other similar and customary deductions that are consistent with the Accounting Standard.

Except as may otherwise be set forth herein, Net Sales shall be calculated on an accrual basis in accordance with Accounting Standard.

5.1.2. Licensed Products Sold in Combinations.

5.1.2.1 In the event that a Licensed Product is sold in combination (in the same package, including as a co-formulation) with one or more other active ingredients that are not the subject of this Agreement (a “Combination”), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product sold separately and “B” is the gross amount invoiced for such other active ingredient(s) sold separately.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

5.1.2.2 In the event that such other active ingredient(s) are not sold separately (but such Licensed Product is), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/C, where “A” is the gross amount invoiced for such Licensed Product, and “C” is the gross amount invoiced for the Combination.

5.1.2.3 In the event that such Licensed Product is not sold separately, Net Sales for royalty calculations shall be determined by Novogen in good faith.

5.2	Reports.

5.2.1. Royalty Reports. Within sixty (60) days after the end of each calendar quarter in which a royalty payment under Article 4 is required to be made, Novogen shall send to Genentech a report of Net Sales of the Licensed Products for which a royalty is due, which report sets forth for such calendar quarter the following information: (i) total Net Sales of all Licensed Products sold in the Territory during such calendar quarter, (ii) Net Sales on a country-by-country basis, (iii) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (iv) the total royalty payments due (collectively, the “Quarterly Report”).

5.3	Additional Financial Terms.

5.3.1. Currency. All payments to be made under this Agreement shall be made in United States dollars or such other currency designated by Genentech and reasonably acceptable to Novogen. Amounts invoiced in a currency other than United States dollars must be expressed in the United States dollar equivalent as well as any local currency. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars using the daily median conversion rate reported by Reuters, Ltd. on the last Business Day of each month for the Net Sales relevant to that month. All currency conversions for amounts other than amounts calculated on the basis of Net Sales shall use the median conversion rate reported by Reuters, Ltd. on the last Business Day before payment is due.

5.3.2. Payment Type. Amounts paid by one Party to the other under this Agreement shall be paid in U.S. dollars, in immediately available funds, by means of wire transfer to an account identified by the payee.

5.3.3. Withholding of Taxes. Each Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. The Party withholding the tax shall provide to the other Party reasonable documentation to enable that Party subject to withholding to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. The Party withholding the tax shall give evidence, as reasonably requested, as to the payment of such tax.

5.3.4. Late Payments. Any amounts not paid within thirty (30) days after the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to two percentage point (2%) over the six (6) month London Interbank Offered Rate.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

5.4	Accounts and Audit.

5.4.1. Records. Novogen shall keep full, true and accurate books of account containing the particulars of Net Sales and the calculation of royalties. Novogen shall keep such books of account and the supporting data and other records at its principal place of business or such other location as reasonably notified to Genentech. Such books and records must be maintained and available for examination in accordance with this Section for three (3) calendar years after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with Accounting Standard.

5.4.2. Appointment of Auditor. Genentech may appoint a recognized accounting firm reasonably acceptable to Novogen to inspect the relevant books of account of Novogen to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Novogen. The accounting firm (and any individuals, if applicable) appointed to perform the examination under this Agreement must execute a confidential disclosure agreement with Novogen, or otherwise be subject to terms governing non-use and non-disclosure of information that Novogen has agreed in writing are acceptable.

5.4.3. Procedures for Audit. Novogen is required to make its records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least thirty (30) days written advance notice from Genentech. Subject to Section 5.4.5, Genentech will pay the costs of any audit.

5.4.4. Audit Report. The independent accountant will be instructed to provide to Genentech an audit report containing its conclusions regarding the audit, and specifying whether the amounts paid were correct, and, if incorrect, the amount of any underpayment or overpayment.

5.4.5. Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by Novogen for the period in question, then Novogen shall pay to Genentech the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment by Novogen for the period in question, then Genentech shall provide to Novogen a credit against future payments (such credit equal to the full amount of that overpayment), or, if Novogen is not obligated to make any future payments, then Genentech shall pay to Novogen the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 11. If the total amount of any underpayment (as agreed to by Novogen or as determined under Article 11) exceeds five percent (5%) of the amount previously paid by Novogen for the period subject to audit, then Novogen shall pay the reasonable costs for the audit. The full amount of any underpayment by Novogen determined to be payable to Genentech pursuant to this Section 5.4.5 shall accrue interest calculated in accordance to Section 5.3.4.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

ARTICLE 6

INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

6.1	Prosecution. Maintenance and Enforcement.

6.1.1. Prosecution and Maintenance of Patents.

(a) Novogen Rights to Patent Prosecution and Maintenance of Licensed Patent Rights. As between the Parties, Novogen shall be solely responsible for the preparation, filing, prosecution and maintenance of Patents within Licensed Patent Rights; Novogen shall, in good faith, prosecute the Patents diligently and in accordance with prudent business judgement (including taking into account the interests of Novogen’s shareholders), provided, however, that Novogen shall not make any election not to prosecute an application or maintain a Patent within the Licensed Patents in any Key Market without first obtaining Genentech’s written permission, not to be unreasonably withheld. Genentech will have an opportunity to review and comment on correspondence with the patent offices, and Novogen shall incorporate Genentech’s reasonable comments. All costs (including outside counsel, annuities and other official fees) of preparing, filing, prosecuting and maintaining such Patents shall be borne solely by Novogen, unless otherwise provided in this Section 6.1.

(b) Transfer of Prosecution and Maintenance. If Novogen elects, in accordance with Section 6.1.1(a) above, not to prosecute and/or maintain any Patents within the Licensed Patent Rights, in any country, Novogen shall provide at least sixty (60) days written notice to Genentech; provided, however, that the timing of such election not to prosecute and/or maintain any such Patents does not encumber or diminish any Licensed Patent Rights. Thereafter, Genentech may, but is not required to, undertake, at its sole expense and in its sole discretion, the prosecution and maintenance of such Patents. Novogen shall have the opportunity to review and comment on correspondence with the patent offices and Genentech shall consider Novogen’s reasonable comments. For purposes of this Agreement, such Patents continue to be included in the Licensed Patent Rights.

6.1.2. Enforcement of Patents. Each Party shall promptly notify the other in the event it becomes aware of any actual or probable infringement of any Patent within the Licensed Patent Rights.

(a) Novogen Right to Enforce Licensed Patent Rights. As between the Parties, Novogen shall have the first right, in its sole discretion and at its sole expense, to take action against any alleged infringer of, or in defense of any Third Party claim regarding the enforceability or validity of, any Patent within the Licensed Patent Rights. In the event that Novogen declines within six (6) months of notification of such alleged infringement to either (i) take action against such alleged infringement (e.g., by settlement) or (ii) initiate and thereafter maintain legal proceedings against the alleged infringer, Genentech, at its option, may initiate such proceedings at its sole expense. Any recovery obtained by either Party as the result of such legal proceedings shall be allocated as follows: first, as reimbursement of all otherwise unreimbursed legal fees and expenses incurred by either Genentech or Novogen, and then second, any amounts remaining will be divided equally between the Parties.

6.1.3. Cooperation. Each Party shall fully cooperate with, and supply all reasonable assistance requested by, the other, in the prosecution, maintenance, procurement of patent term extensions, supplementary protection certificates and the like, and defense and enforcement of any Patent within the Licensed Patent Rights as provided hereunder, including, if necessary, by being joined as a party to the conflict or lending their name to the proceedings (including as applicant).

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

6.2	Trademarks.

Novogen shall be responsible for the selection, registration, maintenance, enforcement and defense of all trademarks for use in connection with the sale or marketing of Licensed Products in the Field in the Territory (the “Novogen Marks”), as well as all expenses associated therewith. All uses of the Novogen Marks shall comply with all Applicable Laws and regulations (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Novogen shall not, without Genentech’s prior written consent, use any trademarks or house marks of Genentech (including the Genentech corporate name), or marks confusingly similar thereto, in connection with Novogen’s commercialization of Licensed Products under this Agreement. Novogen shall own all Novogen Marks.

6.3	Challenge to Licensed Patent Rights Licensed bv Novogen.

(a) The Parties acknowledge and agree that they are entering the Agreement in lieu of enforcing their respective patent rights, defenses and remedies concerning the Licensed Patent Rights under relevant laws, including under 35 U.S.C. 100-376 et seq. (collectively, the “Patent Rights”). Each Party further acknowledges that each and every term in the Agreement, including the fees, milestone payments and the royalties set forth in Article 4 herein, reflects the value of avoiding the risk and uncertainty associated with litigating the Patent Rights and the risk of being subject to certain rights, defenses and/or remedies.

(b) The Parties acknowledge and agree that Genentech may terminate the Agreement at Genentech’s sole and absolute discretion, in the event Novogen, Affiliates, and/or Sublicensees challenge, directly or indirectly, the validity, enforceability and/or scope of any claim within the Licensed Patent Rights in a court or patent office or other governmental agency. In the event of termination by Genentech pursuant to this Section 6.3(b), any fees, milestone payments and/or royalties or other payment owed to Genentech prior to such termination shall be non-refundable.

ARTICLE 7

TERM AND TERMINATION

7.1	Term.

The term of this Agreement shall commence on the Effective Date and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall terminate on the date on which all obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products have passed or expired (the “Term”!.

7.2	Termination.

7.2.1. Material Breach.

Prior to the Milestone Event, either Party may terminate this Agreement for any material breach by the other Party, provided that the terminating Party gives the breaching Party written notice of such breach and if the Party receiving notice of breach fails to cure, or fails to dispute, that breach within sixty (60) days, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

7.2.2. Dispute as to breach. If the allegedly breaching Party under Section 7.2.1 in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 11, and the notifying Party may not terminate this Agreement until it has been determined under Article 11, that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within thirty (30) days after the conclusion of that dispute resolution procedure. Notwithstanding anything to the contrary in this Section 7.2, in the event that Novogen fails to timely submit payment of the upfront payment referenced in Section 4.1 within the thirty (30) Business Days following the Effective Date, such failure shall be deemed a material breach of this Agreement and not subject to the cure period set forth herein above.

7.2.3. Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party (the “Second Party”), in the event that the Second Party seeks protection of any bankruptcy or insolvency law, a proceeding in bankruptcy or insolvency is filed by or against the Second Party, or there is an adjudication by a court of competent jurisdiction that the Second Party is bankrupt or insolvent.

7.3	Effect of Termination or Expiration.

7.3.1. Termination bv Genentech.

Subject to Section 4.12, upon any termination of this Agreement by Genentech under Section 7.2.1 or 7.2.3 for breach by Novogen or bankruptcy or insolvency of Novogen:

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

(a) All rights and licenses granted to Novogen under Article 3 shall immediately terminate.

(b) Novogen shall promptly return to Genentech all unused materials provided under the Technology Transfer Plan.

(c) Novogen shall discontinue making any representation regarding its status as a licensee of Genentech for all Licensed Products. Novogen shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products.

(d) All rights granted under this Agreement shall revert to Genentech.

7.3.2. Termination bv Novogen.

If following the initiation of a clinical study, Novogen, using Commercially Reasonable Efforts, considers that it will not be able to commercialize the Genentech Compound or any Licensed Product, Novogen may terminate this Agreement by giving at least 60 days’ notice to Genentech. If this Agreement is terminated in accordance with this Section 7.3.2.1: (i) All rights and licenses granted to Novogen under Article 3 shall immediately terminate; (ii) Novogen shall promptly return to Genentech all unused materials provided under the Technology Transfer Plan (iii) Novogen shall discontinue making any representation regarding its status as a licensee of Genentech for all Licensed Products; (iv) Novogen shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products; and (v) All rights granted under this Agreement shall revert to Genentech.

7.3.3. Safety of patients. For the avoidance of doubt, the Parties agree to provide reasonable run off and transitional assistance if a clinical trial is ongoing as at the date of termination of the Agreement, to ensure trial participants affected by termination receive adequate medical care.

7.4	Ongoing Obligations.

Termination or expiration of this Agreement through any means and for any reason, shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

7.5	Survival.

In addition to as set forth in Article 7 and otherwise explicitly as set forth in this Agreement, Article 1, Article 9, Article 10, Article 11, Article 12, Section 4.12, Section 8.4, and, as applicable, Article 5 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1	Genentech Representations.

Genentech hereby represents, warrants and covenants to Novogen that:

8.1.1. Genentech has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder and to grant the licenses provided hereunder.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

8.1.2. To Genentech’s knowledge, Genentech has not, prior to the Effective Date, entered into any agreement and has not granted any now existing, or agreed to grant any future, license, right or privilege which agreement, license, right or privilege conflicts in any way with the licenses granted to Novogen hereunder.

8.1.3. To the best of its knowledge as of the Effective Date, the use of the Licensed IP in accordance with this Agreement will not infringe the rights, including Intellectual Property Rights, of any Third Party.

8.1.4. At the time of making the Licensed IP available to Novogen, the validity of the Licensed IP has not been the subject of any Third Party claim, Court action or proceeding before any Patent Office.

8.2	Novogen Representations.

Novogen hereby represents and warrants the following to Genentech:

8.2.1. Novogen has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

8.2.2. Novogen covenants and agrees that in conducting activities contemplated under this Agreement, it shall materially comply with all Applicable Laws and regulations including those related to the manufacture, use, labeling, importation and marketing of Licensed Products.

8.2.3. Novogen has not, prior to the Effective Date, entered into any agreement that conflicts in any way with this Agreement or Novogen’s obligations hereunder.

8.3	Exclusions.

Subject to the express warranties granted in Section 8.1, nothing in this Agreement is or shall be construed as:

8.3.1. A warranty or representation by Genentech as to the validity or scope of any claim or patent or patent application within the Licensed Patent Rights;

8.3.2. A warranty or representation by Genentech that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party; and

8.3.3. A grant by Genentech, whether by implication, estoppel, or otherwise, of any licenses or rights other than that expressly granted under this Agreement.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

8.4	DISCLAIMER.

TO THE EXTENT PERMISSIBLE BY LAW, OTHER THAN AS SET FORTH IN THIS AGREEMENT, NO WARRANTY IS GIVEN WITH RESPECT TO MATERIALS, OR THE LICENSED IP, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE LICENSED IP, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN ARTICLE 8 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NONINFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 9

INDEMNIFICATION

9.1	Indemnification by Novogen.

Novogen shall defend, indemnify and hold harmless Genentech and its respective officers, directors, shareholders, employees and agents from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”!, arising out of or in any way attributable to (i) the inaccuracy or breach of any representation or warranty made by Novogen under this Agreement; (ii) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products by or on behalf of Novogen; or (iii) the negligence, willful misconduct or failure to comply with applicable law of Novogen, its Affiliates, or their respective officers, directors, employees or agents; in each case except to the extent that such Losses are attributable to (a) Genentech’s breach of any representation or warranty made by Genentech under this Agreement, (b) Genentech’s breach of its obligations under this Agreement, and/or (c) the negligence or willful misconduct of Genentech, its Affiliates or their respective officers, directors or employees.

9.2	Indemnification bv Genentech.

Genentech shall defend, indemnify and hold harmless Novogen and its respective officers, directors, employees and agents from and against any and all Losses arising out of or in any way attributable to (i) the inaccuracy or breach of any representation or warranty made by Genentech under this Agreement; or (ii) the negligence, willful misconduct or failure to comply with applicable law of Genentech, its Affiliates, or their respective officers, directors or employees; in each case except to the extent that such Losses are attributable to (a) Novogen’s breach of any representation or warranty made by Novogen under this Agreement, (b) Novogen’s breach of its obligations under this Agreement, and/or (c) the negligence or willful misconduct of Novogen, its Affiliates or their respective officers, directors, employees or agents.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

9.3	Procedure.

The indemnities set forth in this Article 9 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of a liability, claim, suit, action or expense and that the indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided that, the indemnifying Party may not settle the liability, claim, suit, action or expense, or otherwise admit fault of the other Party or consent to any judgment, without the written consent of the other Party (such consent not to be unreasonably withheld).

9.4	Insurance.

9.4.1. Coverage. Novogen shall maintain, at its own cost, the following insurance coverages:

(a) Commencing as of the Effective Date, and thereafter for the period of time required under Section 9.4.2, Novogen shall obtain and maintain on an ongoing basis, Commercial General Liability insurance, including contractual liability and Products Liability insurance, in the minimum amount of XXXX in aggregate, combined single limit for bodily injury and property damage liability, increasing to XXXX in aggregate, combined single limit for bodily injury and property damage liability upon the First Commercial Sale of a Licensed Product. The deductible shall not be greater than XXXX.

(b) Novogen shall maintain statutory workers’ compensation limits and employers liability limits shall be at a minimum amount of XXXX.

(c) Novogen as Sponsor of clinical trials with the Licensed Product shall purchase and maintain for the whole duration of the clinical trial, liability insurance with minimum limits and conditions as legally required in the participating countries. For all other countries with non-defined minimum insurance limits, a minimum combined single limit of XXXX per occurrence and in the aggregate applies. This insurance shall be primary insurance.

(d) Policy limits set forth in (a) above may be met with a combination of primary, umbrella or excess insurance.

9.4.2. Additional Requirements.

(a) All such insurance coverage shall be primary insurance with respect to Novogen’s own participation under this Agreement, and shall be maintained with an insurance company or companies having an A.M. Best’s rating of A-VH or better.

(b) Novogen shall name Genentech as an additional insured by endorsement under its Commercial General Liability and Products Liability insurance policies.

(c) The insurance policies shall be in aggregate and Novogen shall maintain the insurance coverage for at least five (5) years following completing performance of its obligations under this Agreement.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

(d) Upon thirty (30) days of signing this Agreement, Novogen shall provide to Genentech its certificates of insurance evidencing the insurance coverage set forth in this Section 9.4. Novogen shall provide to Genentech at least thirty (30) days prior written notice of any cancellation, nonrenewal or material change in any of the insurance coverage. Novogen shall, upon receipt of written request from Genentech, provide renewal certificates to Genentech for as long as Novogen is required to maintain insurance coverage hereunder.

9.5	LIMITATION ON DAMAGES.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL GENENTECH OR NOVOGEN BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY.

ARTICLE 10

CONFIDENTIALITY

10.1	Confidential Information.

During the Term of this Agreement and for ten (10) years thereafter, without regard to the means of termination, Novogen, with respect to Genentech Confidential Information, and Genentech, with respect to Novogen Confidential Information, agree:

(a) to use such Confidential Information only for the purposes contemplated under this Agreement

(b) to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

(c) to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

(d) to only disclose such Confidential Information to those employees, agents and Third Party contractors who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality substantially similar to those set forth herein.

10.2	Exceptions.

Notwithstanding the foregoing, a Party may use and disclose Confidential Information (including any Novogen Confidential Information or Genentech Confidential Information) as follows:

(a) if required by applicable law, rule, regulation, government requirement, court order or mles of a financial market, provided, that where reasonable and possible the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement. For the avoidance of doubt, the disclosing Party must use all reasonable endeavors to notify the other Party of any disclosure requirement;

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

(b) to the extent such use and disclosure is necessary for the filing or publication of any patent application or patent on inventions provided the Party disclosing the information has considered all reasonable feedback from the other Party;

(c) as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d) to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; and

(e) to the extent necessary, to its Affiliates, Sublicensees, directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.

10.3	Disclosures and Public Announcements.

Neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to the existence of, or any of the terms or conditions of, this Agreement or the programs or efforts being conducted by the other Party hereunder, in each case without the prior written consent of such Party, except as expressly permitted by Section 10.2 or this Section 10.3.

10.3.1. Within one Business Day after the Effective Date, Novogen may issue a press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit E. It is further acknowledged that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. Where reasonable and possible, the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, provided that a Party may not withhold consent to such releases that either Party may determine, based on advice of counsel, are reasonably necessary to comply with applicable law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)) or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. For the avoidance of doubt, the Party making the press release must use all reasonable endeavors to consult with the other Party in relation to a press release. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

10.3.2. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party shall seek confidential treatment for the terms proposed to be redacted; provided that each Party shall retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Other than such obligation, neither Party shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

10.4	Termination.

Upon termination of this Agreement and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information which the Party has the right to retain under this Agreement, or otherwise for archival purposes or as required by any law or regulation.

10.5	Prior Agreements.

Genentech and Novogen are parties to a Non-Disclosure Agreement effective as of XXXX (for purposes of this Section, “CDA”!. As of the Effective Date of this Agreement, all “Information” (as defined in the CD A) exchanged between the Parties thereunder that relates to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall no longer be governed by the CD A.

10.6	Publication.

10.6.1. Bv Genentech. Genentech retains the right to submit the publications listed on Exhibit F attached hereto (a “Planned Publication”). Prior to submission of any proposed publication to a Third Party including any Planned Publication, Genentech shall first submit the proposed publication to Novogen and permit Novogen the opportunity to review the proposed publication for forty five (45) days to identify any of its Intellectual Property Rights disclosed therein. If Novogen notifies Genentech that the proposed publication includes any Licensed Patent Rights, Genentech Compound Know-How within such forty five (45) day period, Genentech shall delay publication an additional ninety (90) days to permit Novogen the opportunity to make appropriate patent filings or take such other action as reasonably necessary to protect its Intellectual Property Rights. Except as expressly permitted by this Section 10.6.1, Genentech shall not make any publication or public presentation of any Licensed Patent Rights, Genentech Compound Know-How without Novogen’s prior written consent.

10.6.2. By Novogen. For the avoidance of doubt, Novogen shall have the right to publish information (including presentations) relating to Novo gen’s use of Licensed Products. To the extent such publication includes the work of a Genentech employee, Genentech shall have the right to have such employee named as a co-author or otherwise include an appropriate acknowledgment. Genentech shall also have the right to publish - information within the Licensed Know-How in accordance with Section 10.6.1.

ARTICLE 11

DISPUTE RESOLUTION

11.1	Internal Resolution.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

Except as otherwise expressly provided in this Agreement (including under Section 11.3), any Disputes shall first be referred to the Parties’ respective Alliance Managers for attempted resolution by such Alliance Managers within thirty (30) days after such referral. If such Dispute is not resolved within such thirty (30) day period, either Party may have such Dispute referred to a Vice President of Genentech and the Chief Executive Officer of Novogen (or their respective designees) for resolution, prior to proceeding under the other provisions of this Article 11. A Dispute shall be referred to such executives upon one Party providing the other Party with written notice that such Dispute exists, and such executives, or their designees, shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within thirty (30) days of such other Party’s receipt of such written notice, subject to Section 11.3, either Party may initiate the Dispute resolution procedures set forth in Section 11.2. The Parties agree that any discussions between such executives, or their designees, regarding such Dispute do not constitute settlement discussions, unless the Parties agree otherwise in writing.

11.2	Arbitration.

11.2.1. Rules. Except as otherwise expressly provided in this Agreement, the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 11.1 shall be resolved through binding arbitration conducted by the American Arbitration Association in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association (for purposes of this Article 11, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 12.4.

11.2.2. Arbitrators: Location. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (including judicial experience) or (ii) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under paragraph (ii). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in San Francisco, California. The arbitrators shall not have authority to award damages or grant relief inconsistent with the provisions of this Agreement, including Section 9.5.

11.2.3. Procedures: Awards. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” The arbitrators shall be instructed and required to render a written, binding, non appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

11.2.4. Costs. The “prevailing” Party, as determined by the arbitrators, shall be entitled to (i) its share of fees and expenses of the arbitrators and (ii) its attorneys’ fees and associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (i) share equally the fees and expenses of the arbitrators and (ii) bear their own attorneys’ fees and associated costs and expenses.

11.2.5. Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 11.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 11, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Section 11.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

11.2.6. Protective Orders: Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

11.3	Subject Matter Exclusions.

Notwithstanding the provisions of Section 11.2, any Dispute not resolved internally by the Parties pursuant to Section 11.1 that involves the validity or infringement of a Patent within the Licensed Patent Right (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

ARTICLE 12

MISCELLANEOUS

12.1	Assignment and Delegation.

Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of that Party’s business or assets whether by sale, merger, operation of law or otherwise and either Party may assign to an Affiliate. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 12.1 shall be null and void. For the purposes of this Section, a Party will be considered to have assigned its rights if it subcontracts all of its obligations under this Agreement.

12.2	Entire Agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

12.3	Amendments.

Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon, laid down in writing and signed effectively by the Parties.

12.4	Applicable Law.

This Agreement shall be construed and interpreted in accordance with the laws of the state of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

12.5	Force Maieure.

If the performance of this Agreement or. any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

12.6	Severability.

The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, Section, Article or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, Section, Article or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

12.7	Notices.

All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be deemed to have been given on (i) in the case of delivery in person, when delivered; (ii) in the case of delivery by post, the earlier of the date actually received and the date which is two days after the date of posting if posted to an address in the same country or seven days after the date of posting by international courier; and (iii) in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax number or name of the recipient and indicating that the transmission has been made without error, but if the result is that a notice would he taken to be given or made on a day that is not a business day in the place to which the notice is sent or at a time that is later than 5pm in the place to which the notice is sent, it will be conclusively taken to have been duly given or made at the start of business on the next business day in that place. Notices shall be sent as follows:

12.8	Use of Names.

Notices to Genentech:	with a copy to:
Genentech, Inc.	Genentech, Inc.
1 DNA Way	1 DNA Way
South San Francisco, CA 94080	South San Francisco, CA 94080
Attention: Corporate Secretary	Attention: Vice President, Genentech Partnering
Telephone: (650) 225-1000	Telephone: (650) 225-1000
Facsimile: (650) 467-9146	Facsimile: 650-225-3009

Notices to Novogen:	with a copy to:
Novogen Ltd.	Novogen Ltd.
PO Box 2333	PO Box 2333 Hornsby Westfield
Hornsby Westfield	NSW 1635, Australia
NSW 1635, Australia	Attention: The Company Secretary
Attention: The Chief Executive Officer	Telephone: +612 9472 4101
Telephone: +612 9472 4101	Facsimile: +612 9476 0388
Facsimile: +612 9476 0388

Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by the Agreement to use in any manner the name of “Novogen” “Genentech,” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

12.9	Independent Contractor.

Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

12.10	Waiver.

No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party granting such waiver, and shall be limited solely to the extent described in such written waiver.

12.11	Interpretation.

This Agreement has been prepared jointly and no rale of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “includes” or “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.12	Counterparts.

This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement:

Executed by Novogen Ltd ABN 37 063 259 754

	Signature of director	Signature of company secretary*
◆delete whichever does not apply

31 OCT 2016 .	James Garner	Kate Hill

	Name (please print)	Name (please print)

Executed by Genentech, Inc.

Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Name (please print)	Name (please print)

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

EXHIBIT A

LICENSED PATENT RIGHTS

Country	Patent Number	Application Number	Status
Argentina		PI 10104706	Filed
Austria	E696957	11808454.0	Granted
Australia	2011343712	2011343712	Granted
Australia		2015268776	Filed
Belgium	2651951	11808454.0	Granted
Bulgaria	2651951	11808454.0	Granted
Brazil		BR112013014914-0	Filed
Canada		2820078	Filed
Switzerland	2651951	11808454.0	Granted
Chile		01093-2013	Filed
China P.R.	ZL201180060597.3	201180060597.3	Granted
China P.R.		201610206179.5	Filed
Colombia	5835	13-105848	Granted
Costa Rica		2013-0247	Filed
Cyprus	2651951	11808454.0	Granted
Czech Republic	2651951	11808454.0	Granted
Germany	602011011639.8	11808454.0	Granted
Denmark	2651951	11808454.0	Granted
Algeria	8698	130447	Granted
Eurasian Patent Convention		201390879	Filed
Ecuador		SP-2013-12692	Filed
Estonia	2651951	11808454.0	Granted
Egypt		PCT1034/2013	Filed
European Patent Convention	2651951	11808454.0	Granted
European Patent Convention	2813506	14177962.9	Granted

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

European Patent Convention		16151410.4	Filed
Spain	2651951	11808454.0	Granted
Finland	2651951	11808454.0	Granted
France	2651951	11808454.0	Granted
Great Britain	2651951	11808454.0	Granted
Gulf Cooperation Council		GC2011-20037	Filed
Greece	3085435	11808454.0	Granted
Hong Kong		13113223.7	Filed
Croatia	P20150127	11808454.0	Granted
Hungary	2651951	11808454.0	Granted
Indonesia		W-00201302646	Filed
Ireland	2651951	11808454.0	Granted
Israel		225778	Filed
India		4538/CHENP/2013	Filed
Italy	2651951	502015902331728	Granted
Japan	5775171	2013-544769	Granted
Republic of Korea	10-1548439	2013-7018489	Granted
Republic of Korea		2014-7020819	Filed
Lithuania	2651951	11808454.0	Granted
Luxembourg	2651951	11808454.0	Granted
Latvia	2651951	11808454.0	Granted
Morocco	35795	36026	Granted
Monaco	2651951	11808454.0	Granted
Malta	2651951	11808454.0	Granted
Mexico	335308	MX/A/2013/006858	Granted
Malaysia		PI2013701009	Filed
Netherlands	2651951	11808454.0	Granted
Norway	EP2651951	11808454.0	Granted
New Zealand	609448	609448	Granted
Peru		1418.2013	Filed

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

Philippines	1-2013-501243	1-2013-501243	Granted.
Poland	2651951	11808454.0	Granted
Portugal	2651951	11808454.0	Granted
Romania	2651951	11808454.0	Granted
Republic of Serbia	53768	P-2015/0034	Granted
Sweden	2651951	11808454.0	Granted
Singapore	190890	201304056-3	Granted
Singapore		10201510347Q	Filed
Slovenia	2651951	11808454.0	Granted
Slovak Republic	2651951	11808454.0	Granted
Thailand		1301003262	Filed
Turkey	TR201501621T4	11808454.0	Granted
Taiwan	1441824	100146570	Granted
Taiwan		103111141	Inactive
Ukraine	109688	A201308951	Granted
United States		61/423694	Inactive
United States	8883799	13/326524	Granted
United States		14/524204	Filed
United States		61/423,694	Inactive
United States		62/268,149	Filed
United States		62/288,832	Filed
United States		62/291,248	Filed
Venezuela		1773-11	Filed
Vietnam		1-2013-02191	Filed
Patent Cooperation Treaty		PCT/US2011/065101 (WO2012/082997)	Inactive
South Africa	2013/04128	2013/04128	Granted

Confidential material omitted and filed separately with the Commission.

EXHIBIT B

STRUCTURE OF GDC-0084

5-(6,6-dimethyl-4-morpholino-8)9-dihydro-6H-[l )4]oxazino[3,4-e]purin-2-yl)pyrimidin-2-amine

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

EXHIBIT C

TECHNOLOGY TRANSFER PLAN

Genentech shall provide the following materials and information to Novogen within three [3) months following the Effective Date:

XXXX

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

45 kg of API

XXXX

API to be shipped within ten (10) days of receipt of upfront payment by Genentech.

Drug Product

XXXX

XXXX

XXXX

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

EXHIBIT D

Novogen Clinical Study Design

NOVOGEN	CLINICAL TRIAL PROTOCOL CONCEPT

Proposed Phase II Study of GDC-0084 in Glioblastoma Multiforme

I.	STUDY OBJECTIVE

This study is intended to demonstrate’safety and efficacy of GDC-0084 in the treatment of glioblastoma multiforme (GBM) in the adjuvant setting, following surgical, resection and radiotherapy.

The study is designed to maximise the potential for accelerated approval of the product following completion.

II.	STUDY POPULATION

All subjects will have a histologically-confirmed diagnosis of GBM (WHO Grade IV), and an unmethylated MGMT status, as confirmed by PCR or alternative genomic analysis. Prior to study entry, subjects will have had optimal surgical resection and subsequent treatment with radiotherapy and temozolomide, in accordance with the ‘Stupp regimen’. Subjects who have had disease progression or recurrence subsequent to radiotherapy treatment will not be eligible.

Other eligibility criteria will be as commonly deployed for oncology studies. Both male and female subjects will be recruited.

III.	STUDY DESIGN

The study is a multicentre, two-arm, randomised, double-blind clinical trial, using temozolomide as an active comparator.

Following completion of radiotherapy treatment according to the ‘Stupp regimen’, subjects will be assigned to one of two treatment groups, in a 1:1 ratio. The first group will receive temozolomide, in accordance with the labelled dose and schedule. The second group will receive GDC-0084 at a dose of 45mg, once daily.

IV.	ENDPOINTS

Primary Endpoint Progression-Free Survival (PFS)

Secondary Endpoints

Overall Survival (OS)

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

Safety and Tolerability Pharmacokinetics

Exploratory Endpoints Biomarkers (as predictors of response)

Exploratory Imaging

Neurological and Behavioural Instruments (MDASI-BT, neuro-cognitive tests, etc.)

Quality of Life (HRQoL)

V.	STATISTICAL CONSIDERATIONS

Sample Size

It is expected that approximately 160 subjects will be recruited to the study (80 subjects in each of two arms). Subjects may be stratified according to the Karnofsky Performance Status (KPS) and age.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

EXHIBIT E

PRESS RELEASE

ASX RELEASE

[DATE]

NOVOGEN LICENSES PHASE ll-READY MOLECULE FROM GENENTECH FOR DEVELOPMENT IN

GLIOBLASTOMA

•	GDC-0084, a small molecule phosphoinositide-3-kinase (PI3K) inhibitor developed by

Genentech, is ready to enter a phase II clinical trial in glioblastoma multiforme (GBM)

Sydney, [DATE] - Australian oncology-focused biotechnology company, Novogen Ltd (ASX: NRT; NASDAQ: NVGN) today announced that it has entered into a worldwide licensing agreement with Genentech, a member of the Roche Group, to develop and commercialise GDC-0084, a small molecule inhibitor of the phosphoinositide-3-kinase (PI3K) pathway.

The lead indication for GDC-0084 is glioblastoma multiforme (GBM), which is the most aggressive form of brain cancer, accounting for approximately 15% of primary brain tumours. Median overall survival for GBM is considered to be approximately 12 - 15 months from the time of diagnosis.1

Therapies targeting the PI3K pathway have been under development by a number of pharmaceutical and biotechnology companies for several years, in various types of cancer. GDC-0084 is distinguished from most molecules in the class by its ability to cross the blood- brain barrier, potentially making it suitable for cancers of the central nervous system.

Genentech has completed a phase I study of GDC-0084 in patients with recurrent GBM, and data was presented at the American Society of Clinical Oncology (ASCO) annual meeting in Chicago, IL in June 20162. The study recruited 44 patients at five centres in the United States and Spain, including UCLA, Dana-Farber Cancer Institute, and Massachusetts General Hospital. In addition, GDC-0084 has an open Investigational New Drug (IND) application with the United States Food and Drug Administration (FDA), and the transaction includes a quantity of premanufactured drug substance that is expected to be sufficient to support a proposed phase II clinical trial.

[1]	World Health Organisation. World Cancer Atlas 2014
[2]	PY Wen, T Cloughesy, A Olivero, et al (2016). Poster Presentation 2012, Annual Meeting of the American Society for Clinical Oncology (Chicago, IL)

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

Novogen CEO, Dr James Garner, commented, “We are excited that Genentech has entrusted us to take forward this promising investigational medicine in one of the most challenging areas of cancer treatment. This is a transformative step for Novogen, and the addition of GDC-0084 to our portfolio strengthens our position as an emerging oncology biotech company. Our pipeline is now diversified across three distinct technology platforms, and we anticipate it will provide a rich flow of value-driving milestones as the company progresses.”

He added, “The PI3K inhibitor class is well-validated and is of considerable interest to larger pharmaceutical companies. While a number of development candidates are in clinical trials across a range of cancer types, we believe GDC-0084 is well differentiated and represents an important opportunity to contribute to the treatment of patients with glioblastoma.”

Under the terms of the agreement, Novogen will pay Genentech an upfront payment of USD $5 million and performance-related milestones linked to regulatory and commercial outcomes. In addition, Genentech will receive royalty payments in-line with industry benchmarks.

Genentech will immediately initiate transfer of the IND for GDC-0084 to Novogen, as well as key manufacturing and analytical processes. Novogen anticipates being able to provide an update to the market in the design, project cost, and timelines of the proposed phase II study early in the new year.

[ENDS]

About the GDC-0084 drug candidate

GDC-0084 is a small molecule inhibitor of the PI3K / AKT / mTOR pathway, which is distinguished from other molecules in the class by its ability to penetrate the blood-brain barrier. The molecule was developed by Genentech, who completed a phase I study in recurrent glioblastoma patients, and was licensed to Novogen in September 2016. A phase II clinical trial is slated to begin in 2017.

About Novogen Limited

Novogen has two proprietary drug discovery platforms (superbenzopyrans and antitropomyosins) with the potential to yield first-in-class agents across a range of oncology indications. The three lead molecules Cantrixil, Anisina, and Trilexium are in preclinical development, with the most advanced molecule, Cantrixil, slated to enter clinical trials in late 2016. Novogen is also developing GDC-0084, a small molecule PI3K inhibitor licensed from Genentech, for the treatment of glioblastoma multiforme, and a phase II trial is expected to begin in 2017.

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL EXECUTION VERSION

EXHIBIT F

PROPOSED PUBLICATIONS

1: Clinical Pharmacokinetics and Brain Penetration of GDC-0084, an Oral PI3K/mTOR Inhibitor, in Patients with High-Grade Glioma

Status: Draft in preparation - submission by end of 2016 (Lead author Kari Morrissey)

Poster presented at ASCPT meeting in March 2016, with the addition of the clinical imaging data from one subject

2. First-in-human Phase I study to evaluate the brain-penetrant PI3K/mTOR inhibitor GDC-0084 in patients with progressive or recurrent high-grade glioma

Timothy Cloughesy,1 Patrick Y. Wen,2 Alan Olivero,3 Xuyang Lu,3 Lars Mueller,3 Alexandre Fernandez Coimbra,3 Elizabeth Gerstner,4 Jordi Rodon6

Status: Draft in preparation

Poster presented at ASCO

3. CMC Article and a book chapter on the API synthesis - (Lead author Andy Stumf)

Status: Draft in preparation

Confidential material omitted and filed separately with the Commission.